                                   EXHIBIT 23.2


The Board of Directors
ARTISTdirect, Inc.:


We consent to the incorporation by reference on Form S-8 of ARTISTdirect, Inc. (and its predecessor company ARTISTdirect, LLC) and subsidiaries of our report dated February 19, 2001, with respect to the consolidated balance sheets of ARTISTdirect, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in members' and stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the Annual Report (Form 10-K) of ARTISTdirect, Inc. for the year ended December 31, 2000.



                                                       KPMG LLP

Los Angeles, California
June 20, 2001